Exhibit 99.1

Lexmark acquires Claron Technology

LEXINGTON, Ky., Jan. 5, 2015

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Lexmark International, Inc. (NYSE: LXK) today announced the acquisition of Toronto-based Claron Technology, Inc. (Claron), a leading provider of medical image viewing, distribution, sharing and collaboration software technology. Lexmark paid a cash purchase price of approximately $37 million, which was funded entirely with Lexmark’s non U.S.-based cash.

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Claron’s enterprise medical image viewing platform offers easy, Web-based access to patient imaging studies from picture archiving and communication systems (PACS) or vendor neutral archives (VNAs), enabling referring physicians, clinicians and specialists to view patient imaging studies and collaborate in real time to improve patient care.

•	Claron’s solutions help healthcare delivery organizations provide universal access to patient imaging studies and other content across and between healthcare enterprises.

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One of Claron’s leading medical image solutions is a universal Web-based zero-footprint viewer that enables diagnostic interpretation of medical images and related digital information on a variety of computers anytime, anywhere across a healthcare provider’s enterprise. This universal viewer supports viewing of all cleared digital imaging and communications in medicine (DICOM) imaging modalities and both 2-D and 3-D viewing. It also requires no software to download while delivering a medical view comparable to any PACS solution.

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Claron will report into Lexmark’s Perceptive Software. With this acquisition, Perceptive Software expands its offering to healthcare providers by enabling referring physicians and clinicians to access, view and collaborate on patient information and medical images that reside outside the electronic medical records (EMR) systems, while concurrently image-enabling the EMR and providing easy Web-based access via desktop and mobile devices.

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Claron and Lexmark’s other healthcare technology acquisitions are enabling Perceptive Software to further expand its medical content management strategy. The combination of Perceptive Software’s content and process management platform; industry-leading VNA functionality to enable centralized storage, management and medical imaging sharing; and the universal viewer, will enable Perceptive Software to offer unique, interoperable solutions with vendor neutrality that help eliminate silos that exist today within, and between, healthcare organizations. The result is improved access to content and better patient care.

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The acquisition of Claron demonstrates the consistent execution of Lexmark’s capital allocation framework, which is to pursue acquisitions that support growth and increase software and solutions capabilities, while returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases.

•	As part of this transaction, the surgical navigation portion of Claron will not transfer to Lexmark and will operate under the name Claronav.

Supporting Quotes

“Digital content in all forms continues to exponentially grow, particularly in healthcare.   Physicians, other providers and the health information exchanges must be equipped to utilize this content more quickly and collaborate more efficiently to better serve patients,” said Paul Rooke, Lexmark’s chairman and chief executive officer. “The acquisition of Claron further differentiates Lexmark by providing solutions to help physicians and providers view images across devices and the enterprise, enabling better collaboration and patient care.”

“The acquisition of Claron and its medical image viewing, distribution, sharing and collaboration technology further strengthens Perceptive Software’s medical content management offering and demonstrates our commitment to helping healthcare providers fully leverage their technology resources to improve patient care,” said Scott Coons, Perceptive Software president and chief executive officer and Lexmark vice president.

“Claron is pleased to join Lexmark’s Perceptive Software and to bring our combined offering to the healthcare industry,” said Claudio Gatti, Claron’s co-founder and co-chief executive officer. “By incorporating Claron technology into Perceptive Software’s medical content management solutions, we will further enable healthcare delivery organizations to share the information needed to make better care decisions. The broad combined product offering and the increased capacities of Claron will also greatly benefit our growing network of global OEM partners.”

Supporting Resources

Learn more about Perceptive Software’s medical content management solutions.

Gartner’s Barry Runyon explains how VNA technology is driving the future of healthcare in this webinar.

Cadence Health System’s CIO explains how the organization mastered image management in this webinar.

About Lexmark

Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
913-227-6076
sherlyn.manson@perceptivesoftware.com

Claron Technology, Inc. Media Contact:
Jeanne-Marie Phillips
203-977-3333
jphillips@healthflashmarketing.com